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                                                                       EXHIBIT 8

                   [LETTERHEAD OF BROWN & WOOD APPEARS HERE]


                                                March 22, 1996



Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20058

              Re:  Marriott International, Inc.
                   Liquid Yield Option Notes due 2011
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Ladies and Gentlemen:

     We are acting a special United States Federal income tax counsel in connection with the $475,000,000 aggregate principal amount at maturity of Liquid Yield Option Notes due 2011 (the "Securities") of Marriott International, Inc., a Delaware corporation (the "Company") to be offered pursuant to the Offering Memorandum, dated March 19, 1996 (the "Offering Memorandum").

     We hereby confirm our opinion set forth in the Offering Memorandum in the second full paragraph under the caption "Certain United States Federal Income Tax Considerations".

     Furthermore, we are of the opinion that the statements contained in the Offering Memorandum under the caption "Certain United States Federal Income Tax Considerations", while not
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purporting to discuss all possible income tax matters relating to the
Securities, to the extent that it constitutes a summary of United States Federal income tax matters relating to the Securities, is correct in all material respects.

     We consent to the use of this opinion as an exhibit to the Offering Memorandum and further consent to the reference to our firm as special United States Federal income tax counsel to the Company in the Offering Memorandum.

     This opinion is rendered solely to you in connection with the offering and sale of the Securities, and this opinion may not be relied upon by you for any other purpose. Further, this opinion may not be relied upon by any other person without our prior written consent.

                                                  Very truly yours,

                                                  /s/ Brown & Wood

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